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                                                            Exhibit 11.01

                                    Canmax Inc.
                         Computation of Earnings Per Share



                                  Three months ended  Three months ended
                                   January 31, 1997    January 31, 1996

 Primary earnings per share:

 Net income                           $     358,359     $     167,691

 Weighted average common shares           5,012,869         4,935,362

 Shares issued upon assumed
 exercise of stock options and
 warrants                                 1,598,936         1,595,800

 Shares assumed repurchased                       -          (106,344)

 Weighted average common and
 common equivalent shares                 6,611,805         6,424,818

 Earnings per common and common
 equivalent share                     $         .05     $         .03


 Fully diluted earnings
 per share:

 Net income                           $     358,359     $     167,691

 Weighted average common shares           5,012,869         4,935,362

 Shares issued upon assumed exercise
 of stock options and warrants            1,598,936         1,595,800

 Shares assumed repurchased                       -           (86,646)

 Weighted average common and
 common equivalent shares                 6,611,805         6,444,516

 Earnings per common and
 common equivalent share              $         .05     $         .03
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